Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the inclusion in the Current Report on Form 8-K/A of Epiq Systems, Inc. dated June 10, 2011 and the incorporation by reference into the previously filed Registration Statements on Form S-3 (File No. 333-169753) and Form S-8 (File Nos. 333-30847, 333-57952, 333-101233, 333-107111, 333-119042 and 333-145218), of our report dated March 30, 2011 relating to the consolidated financial statements of ELS Holdings, LLC and Subsidiary as of and for the years ended December 31, 2010 and 2009.

/s/  UHY LLP

Houston, Texas

June 10, 2011